Exhibit 3.1

Docusign Envelope ID: 9F2440D2-1956-847D-830A-270877C440F6

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:02 PM 10/15/2026
FILED 06:02 PM 10/15/2026
SR 20264711408 - File Number 5527927

CERTIFICATE OF AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF VOLATO GROUP, INC.

Volato Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

FIRST: That, at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted recommending and declaring advisable that the Second Amended and Restated Certificate of Incorporation of the Corporation be amended as follows:

RESOLVED, that Article I of the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended and/or restated to date, be amended and restated in its entirety to read as follows:

"The name of the corporation is SOAR AI, Inc. (the "**Corporation**")."

SECOND: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware and no meeting or vote of the stockholders of the Corporation was required.

THIRD: That this Certificate of Amendment shall become effective at 12:01 a.m., Eastern Time, on October 19, 2026.

***

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer on this 15th day of October, 2026.

VOLATO GROUP, INC.

Signed by:

By: Chris Ensey

D43104B5C77D4E3...

Chirstopher Ensey, Chief Executive Officer